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                                                                         EX-21.1
                         Subsidiaries of the registrant

ENTITY                             LEGAL STATUS                              STATUS
---------------------------------- ----------------------------------------  -------
Coastal Federal Mortgage Company(1)a New Jersey corporation                  active
iQualify                           a California corporation                  active
Mical Mortgage, Inc.               a California corporation                  active
Monument Mortgage, Inc.(2)         a California corporation                  active
Property Transaction Network       a California corporation                  active

(1) Also did business as CFM Mortgage Company and Freeway Funding.

(2) Also does business as Finet Direct, Finet Mortgage, Interloan and Monument Acceptance Corporation.